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                                                                      Exhibit 11

                             SUMMIT TECHNOLOGY, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                        THREE MONTHS                SIX MONTHS
                                                       ENDED JUNE 30,             ENDED JUNE 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            1996            1995         1996        1995
- -------------------------------------------------------------------------------------------------------


Net loss                                         $(11,983)         $(2,254)     $15,535)   $(4,048)

Primary loss per share:

Weighted average common shares
   outstanding                                     30,962           26,938       30,953     26,923
                                                 --------          -------      -------    -------
Loss per share                                   $   (.39)         $  (.08)     $  (.50)   $  (.15)
                                                 ========          =======      =======    =======

Fully diluted loss per share:

Weighted average common shares
   outstanding                                     30,962           26,938       30,953     26,923
                                                 --------          -------      -------    -------
Loss per share                                   $   (.39)         $  (.08)     $  (.50)   $  (.15)
                                                 ========          =======      =======    =======



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